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                                                                 Exhibit 10.1.20

                             TERRA INDUSTRIES INC.

                          INCENTIVE AWARD PROGRAM FOR
                           OFFICERS & KEY EMPLOYEES

                                     1999
                                     ----

I.   Purpose of the Plan
     -------------------

     The purpose of this Incentive Award Program is to motivate and reward officers and key employees of the Company toward achievement of planned annual goals and improved results.

II.  Eligibility in the Plan
     -----------------------

     Participation in this Incentive Award Program is limited to officers and key employees of Terra Industries Inc., Terra Distribution and Terra Nitrogen whose efforts are expected to contribute directly to the success and accomplishment of the Company's planned goals.

III.  Special Provisions and Considerations
      -------------------------------------

     Terra's incentive plan year coincides with the company's fiscal year. The Chief Executive Officer will establish corporate financial goals, which are approved by the Board of Directors, which will be used to establish the 1999 incentive pool. Each officer and key employee participating in this plan will be assigned an index directly linked to their position's salary grade which establishes the target incentive as a percentage of year-end base salary. Some Division participants will participate in this Plan and a Division plan and their individual indices will be split or allocated between this plan and their Division plan in establishing the year-end pool for this and their Division Plan.

     The Chief Executive Officer, Chief Operating Officer or appropriate Senior Officer, is responsible for approving each plan participant's individual goals as soon as practicable in 1999 (See Section IV below). The importance of each goal is reflected in the weight assigned to each goal which sums to one hundred percent (100%). Each plan participant must periodically report on his/her goal achievement to the Chief Executive Officer. These individual goals or objectives will be used in determining the participant's final incentive payment.
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IV.  Funding the Officers and Key Employees Incentive Award Program
     --------------------------------------------------------------

     The 1999 Plan contemplates a split of incentive awards between a portion based upon Company financial performance (which would constitute up to 75% of an individual's target bonus) and a portion based upon individual performance on personal goals (which would constitute up to 34% of each participant's target bonus). As noted above in Part III, Division participants may have their target bonuses split or allocated between overall Company performance and Division performance, as well as the portion based upon individual performance.

     The funding for the Company performance portion of the incentive award pool is based on the accomplishment of Terra Industries Inc.'s approved return-on-equity (ROE) objectives. The Company performance portion of the pool starts to fund at fifty percent (50%) when the Company's ROE reaches seven percent (7%) and increases on a straight-line basis where twelve percent (12%) ROE equals one hundred percent (100%) funding. Maximum funding of two hundred percent (200%) is achieved at twenty percent (20%) ROE. Any funding for performance over 20% ROE or under 7% ROE is at the discretion of the Personnel Committee of the Board of Directors and the Chief Executive Officer.

     Funding of the individual performance portion of the incentive award pool is not tied to Company performance. Each participant will develop up to five goals that will be used as the measurement in determining payments under the personal goals section. These goals should be reviewed and approved by the appropriate Senior Officer and the Chief Executive Officer. Accordingly, a participant could earn the portion of his or her bonus based on achieving personal goals even if there is no funding of the Company performance portion of the pool.

V.   Basis of the Incentive Award
     ----------------------------

     The starting point in determining each participant's individual incentive award is the evaluation of the individual objectives. The participant's individual raw award is calculated by taking each participant's year-end salary, times his/her individual index (or that portion of his/her index used to calculate this pool) and then adjusted by his/her individual performance. The sum of all participants' adjusted raw awards creates an adjusted raw pool. This adjusted raw pool is compared with the sum of the plan participant's year-end salary, times their index (or a portion of his/her index used to calculate this pool) which is then adjusted by the Company's composite performance to form the incentive pool. This adjusted raw pool is adjusted up or down to match the incentive pool. All participant incentives are paid from the incentive pool.

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       The Chief Executive Officer has the discretion to adjust any individual's participation up or down to reflect unusual or unplanned events or to reflect the degree of difficulty of the goals. He may adjust amounts between plan participants and may add amounts from the discretionary part of the pool. The Chief Executive Officer may also choose to award less than the full amount of the pool or add as much as 20% to the pool.

VI.    Review, Revision and Modification of the Goals
       ----------------------------------------------

       Under normal business conditions, the corporate goals or individual objectives will not be altered or revised once established for the year. Unexpected and unforeseen developments during the course of the year may prompt re-examination of an officer's or key employee's established goals. It is the responsibility of each officer and key employee to note the conditions of change which would prompt such a review and take timely action. Such action would include review with the Chief Executive Officer for the need for revision of an established goal as soon as possible after the detected change. The change(s) is subject to final approval of the Chief Executive Officer.

VII.   Payment of Award
       ----------------

       The incentive award will be paid each officer and key employee by check as soon as possible after the close of the fiscal year and after approval of the Chief Executive Officer's recommendations by the Personnel Committee of the Board of Directors.

       To be eligible for full payment, the officer or key employee must have been in the employ of Terra Industries Inc. or one of its subsidiaries as of January 1 of the incentive plan year and must be actively employed by the company on the date the incentive award is paid.

VIII.  Special Provision
       -----------------

       A newly elected officer or key employee will participate in this incentive program in proportion to the number of full months worked as an officer or key employee during the incentive program year.

       A participant who retires, becomes permanently disabled or dies shall cease to participate in this program as of the end of the month coincident with retirement, disability or death. The proportionate incentive award will be paid as soon as possible after the close of the fiscal year. While it is the intent of the company to make awards under this plan and to continue the plan from year to year, it reserves the right to amend or terminate the plan entirely at its discretion.

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